Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REACHES SETTLEMENT IN ACQUISITION OF NEW MEXICO GAS CO.

Settlement paves the way for a third-quarter closing and start of integration activities

Tampa, Fla. (May 14, 2014) – New Mexico Gas Co. (NMGC) customer rates will remain frozen for an additional six months – until the end of 2017 – under a settlement agreement TECO Energy has reached on its pending acquisition of the Albuquerque-based company.

In addition to extending the rate freeze, the settlement limits job reductions to 99 positions in the first three years.

“This agreement is a win-win-win – for New Mexico, for the customers of the New Mexico Gas Co. and for TECO Energy investors,” said John Ramil, president and chief executive officer of TECO Energy. “We are pleased to be able to work together to provide certainty for customers. The settlement also keeps us on track for the transaction to be accretive a year after closing.”

TECO Energy, NMGC and Continental Holdings, the gas company’s current owner, have reached agreement with the New Mexico Industrial Energy Consumers, which represents large customers, and the New Mexico Attorney General’s office, which represents the public. Previously, TECO Energy settled with the U.S. Department of Energy. The staff of the New Mexico Public Regulation Commission (PRC) does not oppose the settlement.

The PRC must decide whether the settlement is in the public interest and whether to approve the transaction. Its decision is expected in the next few months. If approved, the sale is expected to close in the third quarter.

Key benefits of this transaction include:

•	NMGC customer rates will be frozen until the end of 2017.
•	NMGC customers will benefit from anticipated savings early through a credit on their bills. An immediate $2 million reduction in customer bills will occur in the first year after the transaction closes, and that reduction will increase to $4 million a year, until the company’s next rate case.
•	TECO will cap job losses at 99 over three years. Many of those reductions will be through attrition.
•	NMGC will retain its name, and its headquarters will remain in Albuquerque.
•	TECO will support new economic development opportunities designed to attract new businesses to New Mexico through maintaining good service and reasonable customer rates.
•	TECO will maintain or increase NMGC’s current level of community involvement and support.
•	TECO has agreed to own NMGC for at least 10 years.

TECO Energy

702 N. Franklin St.

Tampa, FL 33602

TECO Energy Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Co., is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Tampa Electric serves almost 700,000 customers in West Central Florida, and Peoples Gas serves almost 350,000 customers in most of Florida’s major metropolitan areas and beyond. TECO Energy’s other major subsidiary, TECO Coal, owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include failure to obtain approval of the settlement from the New Mexico Public Regulation Commission (“NMPRC”) or potential changes in the terms of the settlement by the NMPRC. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013, including other factors related to the acquisition that could impact actual results, such as the risk that the transaction may be delayed, may be consummated on less favorable terms than originally expected, or not be consummated at all.

Media Contact: Cherie Jacobs 813.228.4945

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TECO Energy

702 N. Franklin St.

Tampa, FL 33602